CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the following

•	Registration Statement Form S-8 File Number 333-134483 pertaining to 2004 Stock Option and Incentive Plan amended on May 10, 2006, filed on May 25, 2006 of our report to the Stockholders and Board of Directors of Pluris Energy Group Inc dated March 21, 2007 on the consolidated financial statements of the Company as at December 31, 2006 and 2005 and the consolidated statements of operations, cash flows and stockholders’ equity for the years then ended and the period from November 15, 2001 (inception) to December 31, 2006.

“DMCL”

DALE MATHESON CARR-HILTON LABONTE LLP

Chartered Accountants

Vancouver, Canada

April 17, 2007